Exhibit 99.1

YayYo, Inc. Appoints Rideshare Industry Executive Boyd Bishop as President

BEVERLY HILLS, CA / ACCESSWIRE / January 6, 2020 / YayYo, Inc. (“YayYo” or “the Company”) (NASDAQ:YAYO), a leading provider of vehicles to the rideshare industry through its wholly-owned subsidiary, Rideshare Car Rentals, LLC, today announced the appointment of automotive and rideshare industry veteran Boyd Bishop to President, effective January 6, 2020.

Mr. Bishop will take on a senior strategic and operational role and will be key to optimization of the company’s ambitious plan to lead the field in delivery of innovative mobility solutions to the massive and growing gig-economy.

Bishop joins YayYo’s Chief Executive Jon Rosen, another large scale Internet and Automotive Industry executive who held prior, senior roles at Autobytel (now Autoweb) and AOL/Time Warner among others.

As Vice President of Business Development at vehicle subscription company Fair, Bishop played a key role in the Company’s successful growth with a national footprint serving 30 U.S. markets. Leading teams across business development and operations, Bishop struck industry leading partnerships with Uber Technologies to dramatically expand Fair’s user base; Assurant to create Fair auto insurance program, and with Ally, culminating in a $100M debt facility and an equity investment.

Prior to his career in fintech and mobility, Bishop served as an officer in the US Army leading teams in a number of capacities, and as head of protocol operations for the Commanding General of the US Army Pacific. He is a graduate of the US Military Academy at West Point and received an MBA from Harvard Business School.

“Boyd is rare and a valuable addition to our team; an experienced, successful leader in the industry with rideshare experience. We’re excited to have him join YayYo as we achieve ambitious growth objectives,” comments YayYo’s Chief Executive Officer, Jon Rosen. “His experience in this industry is invaluable, and his operational skills are ideal as we enter the next chapter of growth.”

“YayYo’s Rideshare Rentals has a unique and robust platform for fleet management and an innovative solution for gig economy workers to gain simple and affordable access to vehicles used for companies like Uber, Lyft, GrubHub and Postmates” commented Mr. Bishop. “I’m confident in the company’s ability to rapidly expand its presence to a national leadership position through continual innovation and focus on reducing friction for drivers in accessing vehicles.”

About YayYo, Inc.

YayYo bridges the gap between rideshare drivers needing a suitable vehicle and rideshare companies that depend on attracting and keeping drivers. YayYo uniquely supports drivers in both the higher and lower economic categories with innovative policies and programs. YayYo seeks to become the preeminent provider of rental vehicles to drivers in the ever-expanding ridesharing economy. For more information about YayYo, please visit our website at www.yayyo.com.

Contact:

Jon Rosen

CEO, Yayyo & Rideshare Rentals

Phone: 310 734-7406

Email: jon@yayyo.com

Public Relations Contact:

MJ Clyburn

TraDigital IR

Phone: 212 389-9782 x 101

Email: clyburn@tradigitalir.com

SOURCE: YayYo, Inc.